Dhanoa Minerals Ltd.
#639 - 250 Wellington St.
Toronto, Ontario
M5V 3P6

Overseas Mining, S.A
Republic of Panama,
Province of Panama,
District of Panama (Panama City),
Corregimiento of Bella Vista,
Campo Alegre Urbanization (Banking Area),
Ricardo Arias Street,
Proconsa II Building -Advanced 099 Tower-
2nd Floor, Office 2-A,
CAMARENA, GUERRA, MORALES & VEGA.

Attention: Francisco Carrano

Dear Sirs:

Re: Acquisition of 80% interest of PROMENASA S.A.

This letter will confirm our previous discussions concerning the proposed acquisition of an 80% interest in PROMENASA S.A. (hereinafter referred to as “PROMENASA”) by Dhanoa Minerals Ltd. (“Dhanoa”).

This letter agreement sets forth the terms and conditions of the proposed acquisition, which, when accepted by Overseas Mining, S.A. (“OVERSEAS”), will form a binding agreement between us, with such terms and conditions to be embodied in due course in a more formal agreement (the “Formal Agreement”), which will form a binding agreement among Dhanoa, Overseas, Invictacorp and the PROMENASA.

Based on our previous discussions and correspondence, Dhanoa agrees to acquire an 80 percent interest in the PROMENASA by acquiring 80 percent of the total issued and outstanding shares in the capital of the PROMENASA from Overseas (the “Shares”) for an aggregate purchase price comprising of restricted common shares in the capital of Dhanoa totalling US$15 million, at a deemed price of not less than US$3.00 per common share (twenty percent of the shares restricted for one year and the balance of the shares for two years) and a cash payment of US$9,700,000.

The Formal Agreement and the closing will be conditional upon the following:

a. Dhanoa paying a deposit of US$1,100,000 to OVERSEAS on the acceptance of this letter agreement by OVERSEAS (US$1,100,000 already having been advanced to OVERSEAS).

b. Dhanoa will be allowed to conduct due diligence on the property owned by the PROMENASA (collectively, the “Mine”).

c. The due diligence to be conducted by Dhanoa will be completed within 30 days of execution of this agreement.

If the Formal Agreement is not completed and closing does not occur by the close of business 45 days after execution of this agreement, OVERSEAS will immediately thereafter refund the amount of US$1,000,000 to Dhanoa, subject to the terms and conditions of paragraph 5 below.

The Formal Agreement will provide, among other terms and conditions, the following:

Upon satisfactory completion and closing of the transaction proposed by this letter agreement, Dhanoa agrees to make the following payments to Overseas et al:

1.  A down payment in the amount of US$1,300,000 for 80 percent of the shares of PROMENASA

2. An additional US$1,100,000 as comprising the cash portion of the purchase price for the Shares and paid to OVERSEAS et al of the PROMENASA within five (5) months of closing.

3. An additional US$7,300,000 to INVICTACORP, for operation and upgrade of the PROMENASA MINE(S), as a condition for completion of the purchase of 80 percent of the shares of PROMENASA within six (6) months of closing. The total of US$7,300,000 will be paid according to the following schedule:

A. US$1,300,000 within 15 days of execution of the Formal Agreement.
B. US$1,000,000 every thirty days thereafter for the next six months.

4. Dhanoa agrees that a management contract will be issued to Invictacorp for all mining, milling and producing to a bar, in addition to all exploration costs, all operations of PROMENASA. Invictacorp agrees to accept ninety dollars (US$90.00) per ton of material processed as payment for their services.

5. The PROMENASA will undertake to grant a mortgage over all its assets to Dhanoa as security against the loan funds provided by Dhanoa under the terms of the previous paragraphs. The loan will be repaid from cash surpluses generated from production by the PROMENASA prior to any dividend or distribution payments to shareholders of the PROMENASA.

6. The Shares will be held in escrow until the purchase price for the Shares is paid in full.

7.  All production from the mine will be held in a joint account between Dhanoa and PROMENASA until all advances and payments referred to above have been made.

8. The PROMENASA will appoint Dhanoa as the Joint Operator of the Mine with the existing operator, INVICTACORP SA. .

9. Dhanoa and the INVICTACORP SA. will be responsible for keeping the Mine and all permits in good standing during the term of the Formal Agreement.

Miscellaneous

1.  It is understood that contained in the Formal Agreement will be the normal and usual covenants and warranties for a transaction of this nature, including among other things, but without limitation, due existence and good standing of the PROMENASA and the Mine. The Formal Agreement will also disclose and contain warranties concerning, without limitation, the correctness and accuracy of the financial statements; taxes; the holdings of permits, licences, consents and authorities necessary to carry on the business; the amount or value of liabilities, accounts receivable, all commitments for the payment of dividends, bonuses, salaries, management fees and employee benefits; all purchase orders and other obligations; and all outstanding guarantees and performance bonds.

2.  Pending the closing of the transaction, Dhanoa and its representatives will have, at reasonable times and with minimal disruption, access to the PROMENASA’s books and records, financial and operating data, material contracts and other information with respect to the business as Dhanoa will reasonably request.

3.  All information will be kept confidential and will be divulged by the parties only to their respective principals and professional advisors, unless required by law to be disclosed.

4.      Each of the parties will pay their own costs, expenses and fees (including,without limitation, legal counsel) incurred in connection with the preparation, execution and the consummation of this letter agreement and the Formal Agreement.

5 .    This letter agreement and the Formal Agreement will be interpreted in accordance with the laws of the State of Nevada and will enure to the benefit of and be binding upon Dhanoa and OVERSEAS, and their respective heirs, successors and permitted assigns.

6.  All information provided and to be provided to Dhanoa by OVERSEAS is and shall be complete and accurate in all material respects and does not and shall not omit to state any material fact necessary so that the statements made, in light of the circumstances under which they are made, are not or shall not be misleading. To the best of the OVERSEAS knowledge, there are no actions, proceedings, suits or investigations pending or threatened against or involving the PROMENASA or any of its affiliates, including, without limitation, actions, proceedings, suits or investigations by any federal, provincial, state, self-regulatory organization.

7.  OVERSEAS shall indemnify Dhanoa and save it harmless from and against any and all claims, actions, damages, liabilities and expenses arising from previous operators of PROMENASA or in connection with the previous operator's activities and non-activities.

8.  Dhanoa and OVERSEAS agree to sign such further and other deeds and documents, including without limitation, the Formal Agreement and to give such further and other assurances as may be necessary to fully implement this letter agreement.

If the foregoing accurately sets forth your understanding of our agreement, please sign this letter agreement where indicated below, which will then form a binding agreement between us, subject only to the terms and conditions aforesaid. We will then immediately begin preparation of the Formal Agreement.

Yours truly,

Dhanoa Minerals Ltd..

Per: Paul Roberts

President

ACCEPTED AND AGREED TO THIS 20th DAY OF  December, 2006:

Overseas Mining, S.A.

Per: Francisco Carrano

 President